Exhibit 23.2

Consent of Independent Auditors

We consent to the use in this Amendment No. 1 to the Registration Statement of Northrim Bancorp Inc. on Form S-4 (No. 333-298567) of our report dated March 6, 2026, relating to the consolidated financial statements of PBCO Financial Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Portland, Oregon
September 15, 2026